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                             PORTACOM WIRELESS, INC.
                      8055 W. Manchester Avenue, Suite 730
                         Playa del Rey, California 90293
                                   (310) 448-4140
                                   http://ssnn.com

FOR IMMEDIATE RELEASE
October 8, 1997
                                                      Contact: Thomas Madden
                                                               (253) 815-1076
VSE: PCW                                                       (800) 941-1558
OTC: PCWR                                             E-Mail: Investor2k@aol.com

  PORTACOM ANNOUNCES SIGNING OF LETTER OF INTENT FOR ASSET SALE

Playa del Rey, CA- PortaCom announces today it has signed a Letter of Intent ("LOI") with VDC Corporation Ltd. (OTC:VDCLF)("VDC") to sell its principal asset, which is a minority interest in a private company that operates wireless telephony systems in China, for 5.3 million shares of VDC common stock and up to US$700,000 in cash.

Separately, VDC has signed a Memorandum of Understanding ("MOU") with NovoComm, Inc. ("NovoComm"), a privately hald company, to acquire 100 percent of the outstanding shares of NovoComm for 33,300,000 shares of VDC common stock plus an additional 4,700,000 shares of VDC common stock when VDC has completed its proposed acquisition of PortaCom's MAC assets. If the two transactions close, VDC will have 47 million shares outstanding upon consummation and it is expected that VDC will change its name to NovoComm, Inc.

Following the completion of the proposed transaction, PortaCom intends to distribute the shares of VDC common stock to it common stockholders and would seek to merge PortaCom with another telecommunications or other business enterprise that would be expected to allow for the ongoing operations of the company.

NovoComm, through its affiliates' partnerships, holds licenses and/or operates systems in wireless telephony, FM radio, and paging both in Russia and the Ukraine. NovoComm has entered into a definitive agreement which upon the closing of such agreement will provide it with a right to operate portable, mobile and fixed wireless telephony and paging services throughout the Russian Federation. The wireless telephony systems are currently operating in ten Russian cities on a pre-commercial basis, providing primarily wireless mobile telephony services to somewhat less than 1,000 total customers. The closing of this agreement is subject to certain conditions and there can be no assurances that a closing will occur in a timely manner, if at all.

In paging, NovoComm affiliates have systems operating in five cities, four commercial and one pre-commercial, and their licences cover both the Russian Federation and Ukraine. Kiev, its first capital city system, is in a pre-commercial phase, but has more than 150 subscribers. It is expected that this system should begin soliciting subscribers by late October. In FM radio, NovoComm has five stations operating in Russia and Ukraine, with additional stations in preparation or planned.

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NovoComm is a developmental stage company and to date has not generated any material revenues from its operations.

Both the MOU and the LOI are subject to completion of definitive agreements which are in the process of being negotiated. It is anticipated that both agreements will be subject to shareholder consent, the completion of due diligence, regulatory approvals and filings and other necessary conditions, including resolving a majority of PortaCom's current debts and obligations. There is no assurance that definitive agreements for either transaction will be reached or that either transaction will be consummated.

Fred Moran, NovoComm's Chairman and CEO, will continue as Chairman and CEO of VDC/NovoComm after the merger. Mr. Moran said "Although NovoComm has sufficient capital to execute its strategic plans for at least the next twelve months, we believe that NovoComm's efforts to become a major telecommunications service provider and FM radio station operator in Russia and Ukrania will be greatly enhanced by the easier access to the capital markets afforded to companies whose stock is traded publicly. Its licenses cover a population area of 220,000,000 people, providing it with the potential to build substantial revenue and cash flow streams. The acquisition of PortaCom's minority interest in the wireless telephony company would provide a growing telecommunications asset in a contiguous and major country, where the business growth potential is vast. With these transactions, we believe we will have the key ingredients in place to build shareholder value over time. And to build shareholder value will be our mission."

PortaCom also announces that R. Keith Alexander and Robert Flitton have resigned from its board of directors.

Certain statements in the press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements made by the company involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance of achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, risks associated with international operations, dependence on licenses, governmental regulations, technological changes, intense competition and dependence on management. Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements. The company disclaims any obligation to update any such statements or to publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

                                           ON BEHALF OF THE BOARD OF DIRECTORS

                                           /s/ Douglas C. MacLellan
                                           -----------------------------------
                                           Douglas C. MacLellan
                                           President and Chief Executive Officer

The Vancouver Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the release.